Exhibit 10.3

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Execution Version
PRIVILEGED AND CONFIDENTIAL
SUBJECT TO FRE 408

SETTLEMENT AND LICENSE AGREEMENT
This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is hereby entered into and made effective on February 13, 2015 (the “Effective Date”) by and between Cephalon, Inc. (“Cephalon”) and Eagle Pharmaceuticals, Inc. (“Eagle”). Cephalon and Eagle are referred to herein individually as a “Party” and collectively, as the “Parties.”
WHEREAS, Cephalon owns United States Patent No. 8,791,270 (the “’270 Patent”);
WHEREAS, Cephalon is the holder of the Cephalon NDAs (as defined below), which are approved by the Food and Drug Administration (“FDA”) for the manufacture and sale of the Cephalon Products (as defined below) for the treatment of patients with chronic lymphocytic leukemia (“CLL”), and the treatment of patients with indolent B-cell non-Hodgkin’s lymphoma that has progressed during or within six (6) months of treatment with rituximab or a rituximab-containing regimen (“NHL”), in each case, which Cephalon and its Affiliates currently market in the United States under the brand name TREANDA®;
WHEREAS, Eagle is the holder of the Eagle RTD NDA (as defined below), which was submitted to the FDA and tentatively approved for the manufacture and sale in the Territory of the Eagle RTD Product (as defined below);
WHEREAS, Eagle is the holder of the Eagle Rapid NDA (as defined below), which will be submitted to the FDA seeking approval for the manufacture and sale in the Territory of the Eagle Rapid Product (as defined below);
WHEREAS, Cephalon and Eagle are involved in litigation in the United States District Court for the District of Delaware (the “District Court”), namely Civil Action No. 14-cv-1042 (GMS), which has been consolidated with Cephalon’s other related bendamustine cases in the District Court into Civil Action No. 13-cv-2046 (GMS) (the “Lawsuit”), concerning, inter alia, the validity of the ’270 Patent, as well as the alleged infringement by Eagle of the ’270 Patent related to Eagle’s proposed manufacture and sale of the Eagle RTD Product in the Territory;
WHEREAS, Cephalon contends that the ’270 Patent is valid and enforceable and that the manufacture, use, sale, offering for sale, or importation of Eagle Products (as defined below) in or for the Territory would infringe the ’270 Patent;
WHEREAS, the Parties desire and agree to fully settle the Lawsuit as it applies to Eagle, and to permit entry of Eagle Products prior to the expiration of the ’270 Patent upon the terms and subject to the conditions set forth herein;
WHEREAS, this Agreement is the only agreement between the Parties related to the settlement of the Lawsuit and any other disputes relating to infringement of the ’270 Patent with respect to the Eagle NDAs and the Eagle Products; and
WHEREAS, no Party has received any consideration from the other Party for its entry into this Agreement other than that which is described in this Agreement.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and the consideration described herein, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS

1.1	“505(b)(2) NDA” means a new drug application submitted to the FDA under 21 U.S.C. §355(b)(2) (or any replacement thereof).

1.2
“Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%), including ownership by trusts with substantially the same beneficial interest, of the equity interests with the power to direct the management and policies of such Person, provided that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (c) the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.3	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.4	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.5	“Cephalon Know-How” means [ * ].

1.6
“Cephalon NDAs” means NDA No. 22249 and NDA No. 22303 with respect to the [ * ] liquid concentrate bendamustine hydrochloride product for infusion for the treatment of patients with CLL and the treatment of patients with NHL.

1.7
“Cephalon Products” means the [ * ] liquid concentrate, ready-to-dilute, bendamustine hydrochloride products that are the subject of the Cephalon NDAs and marketed in the Territory under the TREANDA® trademark for the treatment of patients with CLL and the treatment of patients with NHL.

1.8	“Eagle NDAs” means the Eagle RTD NDA and the Eagle Rapid NDA.

1.9	“Eagle Products” means the Eagle RTD Product and the Eagle Rapid Product.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.10
“Eagle Rapid NDA” means the 505(b)(2) NDA as filed with the FDA immediately following the Effective Date pursuant to the Exclusive License Agreement and as such 505(b)(2) NDA is approved by the FDA [ * ].

1.11
“Eagle Rapid Product” means Eagle’s bendamustine product for Short Infusion known as EP-3102 as further described on Schedule 1.11 as of the Effective Date, that is approved for marketing in the Territory under the Eagle Rapid NDA [ * ].

1.12	“Eagle RTD NDA” means 505(b)(2) NDA No. 205580 as tentatively approved by FDA as of the Effective Date for the treatment of NHL [ * ].

1.13	“Eagle RTD Product” means [ * ] bendamustine hydrochloride product in a multi-use vial that is tentatively approved by the FDA under the Eagle RTD NDA. [ * ].

1.14	“Exclusive License Agreement” means the Exclusive License Agreement by and between Eagle and Cephalon, dated as of the date hereof.

1.15	“Exclusive License Termination Date” means the effective date of termination of the Exclusive License Agreement by Cephalon pursuant to Section 15.4.1 thereof.

1.16
“Final Court Decision” means a decision by a court on the merits whereby such court enters final judgment of invalidity, unenforceability or non-infringement of the asserted patent claims from which no appeal (other than a petition to the United States Supreme Court for a writ of certiorari) has been or can be taken. For the avoidance of doubt, any withdrawal, settlement or dismissal of any of action or dispute without a decision on the merits of the asserted patent claims (whether such dismissal is with or without prejudice, and whether or not such claims may be relitigated) shall not be deemed a Final Court Decision.

1.17
“First Commercial Sale” means the first sale in the Territory by or on behalf of Eagle or its Affiliates to a Third Party of the applicable Eagle Product after receipt of the applicable NDA approval for such Eagle Product. Notwithstanding the foregoing, sales made by or on behalf of Cephalon or its Affiliates under the Exclusive License Agreement shall not be deemed sales for any purpose under this Agreement.

1.18	“Know-How” means know-how, trade secrets, chemical and biological materials, formulations, information, documents, studies, results, and data.

1.19
“Law” means any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any governmental authority or regulatory authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.20
“Licensed Patents” means the ’270 Patent and any continuations, continuations-in-part, divisionals, reissues and reexaminations thereof, and any other patents owned or controlled by Cephalon or its Affiliates and listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) as covering the Cephalon Products.

1.21	[ * ].

1.22	“Manufacturing Know-How” means [ * ].

1.23
“Net Sales” means, with respect to an Eagle Product sold in the Territory by Eagle or its Affiliates, the aggregate gross sales amount received for such Eagle Product by Eagle and its Affiliates on an arms-length basis from Third Parties in the Territory, less the following deductions:

(a)	[ * ] percent ([ * ]%) of gross sales in the Territory to cover cash discounts given by Eagle and its Affiliates;

(b)	any adjustments on account of price adjustments, billing adjustments, shelf stock adjustments, promotional payments, or other similar allowances affecting the Eagle Product;

(c)
chargebacks, rebates, administrative fee arrangements, reimbursements, and similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;

(d)
amounts due to Third Parties on account of rebate payments, including Medicaid rebates, or other price reductions provided, based on sales by Eagle and its Affiliates to any governmental authorities or the FDA in respect of state or federal Medicare, Medicaid or similar programs;

(e)	[ * ]

(f)	allowances and credits to Third Parties on account of rejected, damaged, returned or recalled Eagle Product;

(g)	any costs incurred in connection with, or arising out of, compliance with the Prescription Drug User Fee Act; and

(h)
other specifically identifiable amounts that have been credited against or deducted from gross sales of such Eagle Product and which are substantially similar to those credits and deductions listed above.

Sales and other transfer of Eagle Product between any of Eagle and its Affiliates will not give rise to Net Sales, but rather the subsequent sale of Eagle Product to

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Third Parties. For the avoidance of doubt, sales to Authorized Third Parties by Eagle and its Affiliates will give rise to Net Sales (provided that any supply to an Authorized Third Party for subsequent sale by such Third Party for which Eagle will receive a royalty or other payment shall not give rise to Net Sales but rather such subsequent payment shall be included in Profit under clause (b) of Section 1.27).

1.24	“Other Cephalon Patents” means, other than the Licensed Patents, all [ * ].

1.25
“Patent Rights” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

1.26
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, beneficiary or trustee of any trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.27
“Profit” means (a) with respect to an Eagle Product sold by Eagle, its Affiliates or any Third Party (other than any Authorized Third Party) on behalf of Eagle or its Affiliates, the Net Sales of such Eagle Product minus [ * ] and (b) with respect to an Eagle Product sold by an Authorized Third Party (which does not include distributors), all payments that are received by Eagle and its Affiliates from such Authorized Third Party in consideration for such authorization (which may include a reasonable allocation of amounts received among the Licensed Patents and other intellectual property licensed to such Authorized Third Party), excluding [ * ].

1.28	“Rapid License Effective Date” means [ * ].

1.29	“Rapid Royalty Term” means the period commencing upon the First Commercial Sale of the Eagle Rapid Product following the Rapid License Effective Date and ending [ * ].

1.30	[ * ].

1.31	“Royalty Term” means each of the RTD Royalty Term and Rapid Royalty Term.

1.32	“RTD License Effective Date” means [ * ].

1.33	“RTD Royalty Term” means the period commencing upon the First Commercial Sale of the Eagle RTD Product and ending [ * ].

1.34	[ * ].

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.35	“Territory” means the United States of America, its territories, possessions, protectorates and the Commonwealth of Puerto Rico.

1.36	“Third Party” means any Person that is not a Party or an Affiliate of a Party.

2.	SETTLEMENT; DISMISSAL; RELEASE

2.1	All of the terms and conditions set forth in this Agreement shall be binding on the Parties as of the Effective Date.

2.2	The Parties are entering into this Agreement in an effort to avoid the fees, costs and expenses associated with the continued litigation of this matter, as well as the attendant risks of litigation.

2.3
Dismissal. Within five (5) business days of the Effective Date, the Parties shall enter into and Cephalon shall cause to be filed with the District Court a Consent Judgment, substantially in the form attached hereto as Exhibit A (the “Consent Judgment”).

2.4
Release. In consideration of the mutual execution of this Agreement and the mutual agreement to be legally bound by the terms hereof, Cephalon and Eagle, each on behalf of itself and its predecessors, successors, assigns, shareholders, officers, directors, employees, trustees, agents, representatives, licensees, licensors, parents, subsidiaries and Affiliates and all others claiming by, through and under them, hereby fully, finally, irrevocably and forever releases, relinquishes, acquits and discharges the other Party and its predecessors, successors, assigns, shareholders, officers, directors, employees, trustees, agents, representatives, licensees, licensors, parents, subsidiaries, Affiliates, customers, suppliers, importers, attorneys, manufacturers, distributors and insurers, if any, from any and all claims, demands, causes of action, liabilities, losses, all manner of actions, judgments, settlements, interest, damages, punitive damages and other damages or costs of whatever nature (including costs, expenses, and attorneys’ fees), whether known or unknown, foreseen or unforeseen, certain or contingent, accruing before the Effective Date, arising out of, derived from, predicated upon, or relating to the filing of the Eagle RTD NDA; provided, however, that nothing herein shall prevent or impair the right of either Party to bring a proceeding in court or any other forum for a breach of this Agreement or the Exclusive License Agreement, or any representation, warranty, or covenant herein, or with respect to any product other than the Eagle RTD Product, or any proceeding outside of the Territory.

2.5
Except as required by Law, requested by FDA, or for reasons that relate to the safety and/or efficacy of any pharmaceutical product, Cephalon and its Affiliates shall not initiate or otherwise undertake any activity with the FDA against the Eagle NDAs or interfere with Eagle’s efforts to obtain FDA approval of the Eagle NDAs, including, but not limited to, the filing or submission of any Citizen Petitions, correspondence or other written or oral communications with the FDA.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.6
Unknown Claims. Each Party, on behalf of itself and its Affiliates, hereby expressly waives and relinquishes any and all provisions, rights and benefits conferred by Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Further, each Party, on behalf of itself and its Affiliates, expressly waives and relinquishes all rights and benefits afforded by any Law in any other jurisdiction similar to Section 1542 of the California Civil Code.

2.7
Admissions. Eagle, on behalf of itself and its Affiliates, hereby admits that (a) the Licensed Patents and Other Cephalon Patents are valid and enforceable with respect to the manufacture, use, sale, offering for sale and importation of the Eagle Products in or for the Territory, and (b) absent the licenses granted to Eagle in Section 3.1, the manufacture, use, sale, offering for sale and importation of the Eagle Products in or for the Territory would infringe the Licensed Patents and Other Cephalon Patents.

2.8
Agreement to Abide by License Effective Date. Except to the extent permitted under the license in Article 3 below, Eagle, on behalf of itself and its Affiliates, covenants not to, and shall cause each Authorized Third Party not to, (a) make, use, import, offer to sell or sell in or for the Territory, (b) actively induce or assist any other Person to make, use, import, offer to sell or sell in or for the Territory, or (c) import or cause to be imported in the Territory, any Eagle RTD Product before the RTD License Effective Date nor any Eagle Rapid Product before the Rapid License Effective Date.

2.9
Each Party represents, warrants and covenants that it has not heretofore assigned or transferred, and will not assign or otherwise transfer, to any Person any matters released by such Party in Section 2.4, and each such Party agrees to indemnify and hold harmless the other Party and the other Persons released under Section 2.4 from and against all such released matters arising from any such alleged or actual assignment or transfer.

3.	LICENSE; RESTRICTIONS

3.1	License Grants.

(a)
Eagle RTD Products. Subject to the terms and conditions of this Agreement, Cephalon and its Affiliates hereby grant to Eagle and its Affiliates a royalty-bearing, non-transferable (except as permitted under Section 8.10), non-

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

exclusive license, without the right to grant sublicenses, under the Licensed Patents to develop, manufacture, use, offer to sell, sell and import the Eagle RTD Products in the Territory (and engage Third Parties to perform the foregoing (an, “Authorized Third Party”) solely with respect to the Eagle RTD Products in the Territory) as of and following the RTD License Effective Date, provided that Eagle has received FDA approval of the Eagle RTD NDA.

(b)
Eagle Rapid Products. Subject to the terms and conditions of this Agreement, [ * ], Cephalon and its Affiliates hereby grant to Eagle and its Affiliates a [ * ] as of and following the Rapid License Effective Date.

(c)
Pre-Launch Rights. Subject to the terms and conditions of this Agreement, Eagle and its Affiliates may, and may engage Third Parties to perform the following on behalf of Eagle with respect to the applicable Eagle Products, (i) [ * ], and (2) [ * ]; (ii) [ * ]; and (3) [ * ].

3.2
The license rights under Section 3.1(a) to offer to sell and sell the Eagle RTD Products will begin on the RTD License Effective Date, and Eagle will not and will cause its Affiliates not to, directly or indirectly, offer to sell or sell any Eagle RTD Product in or for the Territory prior to the RTD License Effective Date, or manufacture or import any Eagle RTD Product prior to the RTD License Effective Date except as permitted under Section 3.1(c). The license rights under Section 3.1(b) [ * ], and [ * ].

3.3	Covenant Not to Sue.

(a)
Effective as of the RTD License Effective Date, and with respect only to the Eagle RTD Product, Cephalon and its Affiliates covenant not to sue, assert any claim or otherwise participate in any action or proceeding, directly or indirectly, against, Eagle, its Affiliates and any Authorized Third Party, and their importers, suppliers, manufacturers, distributors, and customers, or any permitted assignee or acquiror of Eagle’s rights in the Eagle RTD Product, or support, permit or encourage any Third Party to sue, for infringement of any Licensed Patent or Other Cephalon Patent, in each case, solely with respect to the making, having made, using, selling, offering for sale, and importation of the Eagle RTD Product in or for the Territory as of and following the RTD License Effective Date pursuant to Section 3.1(a).

(b)
Effective as of the Rapid License Effective Date, and with respect only to the Eagle Rapid Product, Cephalon and its Affiliates covenant not to sue, assert any claim or otherwise participate in any action or proceeding, directly or indirectly, against, Eagle, its Affiliates and any Authorized Third Party, and their importers, suppliers, manufacturers, distributors, and customers, or any permitted assignee or acquiror of Eagle’s rights in the Eagle Rapid Product, or support, permit or encourage any Third Party to sue, for

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

infringement of any Licensed Patent or Other Cephalon Patent, in each case, [ * ].

(c)
Effective upon the Exclusive License Termination Date, and with respect only to the Eagle Rapid Product, Cephalon and its Affiliates covenant not to sue, assert any claim or otherwise participate in any action or proceeding, directly or indirectly, against, Eagle, its Affiliates and any Authorized Third Party, and their importers, suppliers, manufacturers, distributors, and customers, or any permitted assignee or acquiror of Eagle’s rights in the Eagle Rapid Product, or support, permit or encourage any Third Party to sue, for infringement of any Licensed Patent or Other Cephalon Patent, in each case, [ * ].

(d)
Cephalon shall impose the foregoing covenants not to sue on its Affiliates and any Third Party to which Cephalon or any of its Affiliates may assign, license, sublicense, or otherwise transfer any rights to or under the applicable Licensed Patent or Other Cephalon Patent, whether by merger, sale, assignment or other form of transaction and including any successor of Cephalon or its Affiliates. Cephalon shall not, enable, authorize, or license, any Third Party to take any action that would have the effect of allowing such Third Party to take any action relating to any Licensed Patent or Other Cephalon Patent that would be prohibited by this Section 3.3 if taken by Cephalon.

3.4
No Other Licenses; Disclaimer. Nothing in this Agreement will be construed as: (a) an obligation to bring or prosecute actions or suits against any Third Party for infringement of the Licensed Patents; (b) conferring a right to use any trademark or trade name of either Party; (c) granting by implication, estoppel or otherwise, any licenses or rights under any patent rights, except as expressly described in this Agreement; or (d) granting by implication, estoppel or otherwise, any licenses or rights with respect to (i) any pharmaceutical product that has received FDA approval for marketing in the Territory pursuant to any Abbreviated New Drug Application pursuant to 21 U.S.C. § 355(j), or (ii) any bendamustine product in a solid lyophilized powder form or any bendamustine product in any dosage form other than the Eagle Products [ * ]. Notwithstanding anything in this Agreement to the contrary, no license or covenant not to sue granted by Cephalon to Eagle herein is intended to, and will not be deemed to, have any impact or effect on any Third Party’s or Eagle’s rights under or pursuant to any regulatory exclusivity with respect to any pharmaceutical product that has received FDA approval for marketing in the Territory pursuant to an application under 21 U.S.C. § 355(j). [ * ].

3.5
Covenant Not to Challenge and Assist Challenges to the Licensed Patents and Other Cephalon Patents. Except to the extent required by Law or order of a court or administrative agency of competent jurisdiction, and subject to the terms of this Section 3.5, Eagle shall not, and shall cause its Affiliates and each Authorized Third

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Party not to, directly or indirectly,: (a) challenge the validity, enforceability, patentability, priority of invention or other claim to priority, infringement or patent term adjustment of any of the Licensed Patents and Other Cephalon Patents in any reexamination, inter partes proceeding, protest, observation, comment, opposition, post‑grant proceeding, inter partes review, interference or other action or proceeding in the United States Patent and Trademark Office (“USPTO”) or any United States court proceedings or submit or cause, in any manner, to be submitted, any correspondence or communication with the USPTO with respect to the Licensed Patents and Other Cephalon Patents, in each case, solely with respect to the Eagle Products in the Territory; and (b) assist, encourage, finance, or otherwise provide any information to any Third Party (specifically including, but not limited to, the other defendants in Cephalon’s Treanda® lawsuits filed in the Districts of Delaware and/or the E.D.N.Y, and those to be filed relating to the Licensed Patents or Other Cephalon Patents) in any such proceeding under the foregoing clause (a) with respect to any bendamustine product. Notwithstanding the foregoing, this Section 3.5 shall not restrict Eagle and its Affiliates from (A) challenging the Licensed Patents or Other Cephalon Patents with respect to any product other than any bendamustine products, (B) relying in any way on a Final Court Decision finding one or more claim of the Licensed Patents or Other Cephalon Patents to be invalid, unenforceable or not infringed, (C) responding in good faith to any lawfully issued subpoena calling for Eagle or an Affiliate of Eagle to provide documents or testimony, and (D) relying on this Agreement to show a license, waiver or covenant not to sue has been granted in response to a proceeding for infringement of the Licensed Patents or Other Cephalon Patents covered by the covenant not to sue brought by or on behalf of Cephalon or its Affiliates (1) against Eagle or an Affiliate of Eagle based on any of their activities authorized under this Agreement or (2) against any Third Party based on its activities with respect to any Eagle Product received directly or indirectly from Eagle or an Affiliate of Eagle as authorized under this Agreement.

3.6	[ * ].

3.7	Cooperation. Upon Eagle’s request, Cephalon shall cooperate with Eagle in informing the FDA that Cephalon has granted to Eagle the licenses set forth in Section 3.1(a) and 3.1(b).

3.8
Delivery of Cephalon Know-How. Within [ * ] following the occurrence of the Rapid License Effective Date, Cephalon will make a one-time delivery to Eagle of one (1) electronic copy of all documents, data or other information in Cephalon’s or its Affiliates’ possession or control as of such date to the extent that such documents, data or other information describe or contain Cephalon Know-How.

4.	ROYALTIES

4.1	Eagle RTD Products. During the RTD Royalty Term, Eagle will pay to Cephalon the following percentages of Profit for Eagle RTD Products in or for the Territory (the “RTD Royalty”):

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(a)	from the date of the First Commercial Sale in the Territory of the Eagle Rapid Product by Eagle or its Affiliates through [ * ] for Eagle RTD Products during each Calendar Quarter; and

(b)	from January 1, 2017 through the end of the RTD Royalty Term [ * ] for Eagle RTD Products during each Calendar Quarter.

4.2
Eagle Rapid Products. During the Rapid Royalty Term, [ * ] for Eagle Rapid Products in or for the Territory during each Calendar Quarter (the “Rapid Royalty” and together with the RTD Royalty, the “Royalty Payments”).

4.3
Payment Terms. Eagle will pay the RTD Royalty and the Rapid Royalty in United States dollars by wire transfer to an account designated in writing by Cephalon within [ * ] following the end of each applicable Calendar Quarter. Each Royalty Payment by Eagle hereunder will be accompanied by a report that includes the aggregate gross sales of the applicable Eagle Product in the Territory during the applicable Calendar Quarter, the corresponding Net Sales, the costs deducted from Net Sales to determine the Profit, as applicable, and royalty rate applied and the amount of each of the RTD Royalty and Rapid Royalty payment payable with respect to such Net Sales (each, a “Royalty Statement”).

4.4
True-Up; Adjustments. Within [ * ] after the end of each Calendar Quarter during each of the RTD Royalty Term and Rapid Royalty Term (each, a “Royalty Term”) and within [ * ] after the expiration of the applicable Royalty Term, Eagle will perform a “true up” reconciliation (and will provide Cephalon with a written report of such reconciliation) of the deductions outlined in the definition of “Net Sales” and the definition of “Profit” for the Calendar Quarter preceding the just-ended Calendar Quarter. The reconciliation will be based on actual cash paid or credits issued plus an estimate for any remaining liabilities incurred related to the Eagle Products, but not yet paid. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, Eagle will, if Eagle is the owing Party, pay Cephalon the amount of the difference within [ * ] after the date of delivery of such report or, if Cephalon is the owing Party, offset such amount against future payments to Cephalon hereunder.

4.5	Audit Rights.

(a)
Cephalon will have the right to engage, at its own cost and expense, subject to this Section 4.5, an independent nationally recognized public accounting firm chosen by Cephalon and reasonably acceptable to Eagle (which accounting firm will not be the external auditor of Cephalon, will not have been hired or paid on a contingency basis and will have experience auditing generic pharmaceutical companies) (a “CPA Firm”) to conduct an audit of Eagle for the purposes of confirming Eagle’s compliance with the Royalty Payment provisions of this Agreement.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(b)
The CPA Firm will be given access to and will be permitted to examine such books and records of Eagle as it will reasonably request, upon [ * ] prior written notice having been given by Cephalon, during regular business hours, for the sole purpose of determining compliance with the Royalty Payment provisions of this Agreement. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably acceptable to Cephalon with respect to the information to which they are given access and will not contain in its report or otherwise disclose to Cephalon or any Third Party any information labeled by Eagle as being confidential customer information regarding pricing or other competitively sensitive proprietary information.

(c)
Eagle and Cephalon will be entitled to receive a full written report of the CPA Firm with respect to its findings and Cephalon will provide, without condition or qualification, Eagle with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following Cephalon’s receipt of same. In the event of any dispute between Eagle and Cephalon regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within [ * ] after delivery to both Parties of the CPA Firm's report, each Party will select an internationally recognized independent certified public accounting firm (other than the CPA Firm), and the two firms chosen by the Parties will choose a third internationally recognized independent certified public accounting firm which will resolve the dispute, and such accounting firm's determination will be binding on both Parties, absent manifest error by such accounting firm.

(d)
Within [ * ] after completion of the CPA Firm’s audit, Eagle will pay to Cephalon any deficiency in the Royalty Payment amount determined by the CPA Firm. If the report of the CPA Firm shows that Eagle overpaid, then Eagle will be entitled to off-set such overpayment against any Royalty Payment then owed to Cephalon. If no royalty is then owed to Cephalon, then Cephalon will remit such overpayment to Eagle. If the report of the CPA Firm shows a discrepancy between the amount of the royalty to which Cephalon is entitled and the Royalty Payment amount reflected by Eagle in the Royalty Statement in Cephalon’s favor, then in addition to the payment of the Royalty Payment amount, and if such discrepancy [ * ], then the fees and expenses of the CPA Firm in performing such audit will be paid by Eagle.

(e)	Eagle may exercise its audit rights under this Section 4.5 may not [ * ].

4.6
Taxes. Where required by Law, Eagle shall have the right to withhold applicable taxes from any payments to be made by Eagle to Cephalon pursuant to this Agreement. Eagle shall provide Cephalon with receipts from the appropriate taxing

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

authority for all payments of taxes withheld and paid by Eagle to such authorities on behalf of Cephalon. Cephalon shall have the right to appeal to the appropriate taxing authority any such withholding and payment of such taxes.

4.7
No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement, Eagle will not be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to Cephalon under this Agreement.

4.8
Change in Accounting Periods. From time to time, either of the Parties may change its accounting and financial reporting practices from Calendar Quarters and Calendar Years to fiscal quarters and fiscal years or vice versa. If a Party notifies the other of a change in its accounting and financial reporting practices from Calendar Quarters and Calendar Years to fiscal quarters and fiscal years or vice versa, then thereafter, beginning with the period specified in the notice, the payment, reporting and other obligations hereunder related to Calendar Quarters and Calendar Years will be deemed satisfied by compliance therewith in accordance with the new reporting periods (fiscal reporting periods or calendar reporting periods, as the case may be) instead of the previously utilized reporting periods. The Parties will cooperate in good faith to minimize any disruption caused by any such change.

5.	TERM AND TERMINATION

5.1
Term. Unless earlier terminated in accordance with the terms of this Section 5, the term of this Agreement will commence on the Effective Date and will remain in effect until the expiration of the last to expire of the Licensed Patents.

5.2
Termination for Cause. In addition to the rights set forth in Section 5.4, either Party may terminate this Agreement at any time in the event that the other Party materially breaches this Agreement and, if such breach is curable, such material breach is not cured to the reasonable satisfaction of the non-breaching Party within [ * ] after written notice thereof.

5.3
Effect of Expiration or Termination. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Sections 2.7, 3.1(b)(ii), 3.3 and 3.5 shall survive expiration, but not termination, of this Agreement. In addition, Sections 1, 3.4, 4 (with respect to sales occurring prior to termination to expiration), 5.3, 5.4, 6, 7.3 and 8 shall survive expiration or termination of this Agreement.

5.4
Equitable Remedies. Eagle agrees that to the extent Eagle breaches or threatens to breach any of Sections [ * ], and Cephalon agrees that to the extent Cephalon breaches or threatens to breach any of Sections [ * ], such action will cause irreparable harm to the non-breaching Party which is not compensable in money damages and the breaching Party hereby stipulates to the entry of a preliminary or permanent injunction to prevent such a breach or the continuance of such breach, and irrevocably and unconditionally waives any requirement that the non-breaching Party post a

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

bond in connection with any action to enforce such Sections of this Agreement. Eagle and Cephalon each also agrees that in the event of such breach or threatened breach by such Party, it will not contest the non-breaching Party’s right to seek damages, including enhanced damages, and any other available remedies for patent infringement.

6.	CONFIDENTIALITY; PUBLICITY

6.1
The Parties hereby agree that, except to enforce this Agreement or unless otherwise agreed to by the Parties in writing or as required by Law, the Parties, their Affiliates and their respective employees, officers, directors and other representatives shall not publish or otherwise disclose the contents of this Agreement, except that (a) each Party may disclose this Agreement (i) to its attorneys, advisors, consultants, agents, and representatives who are subject to obligations of confidentiality consistent with this Agreement and (ii) as otherwise required by Law, including reporting requirements to the U.S. Securities and Exchange Commission or by the rules or regulations of any stock exchange to which the Parties are subject, and (b) Eagle may communicate with the FDA on a confidential basis concerning the approval of the Eagle Rapid NDA and any regulatory issues pertaining to the Eagle Rapid Product, and the licenses, consents and waivers provided for herein, and (c) Cephalon may disclose such terms as may be necessary or useful in connection with any proceeding relating to the Licensed Patents, Other Cephalon Patents or any bendamustine product. In the event that a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure under the foregoing clause (a)(ii), the Party making such disclosure shall (A) give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such information required to be disclosed; (B) cooperate with the other Party in an attempt to prevent or limit the disclosure, and (C) limit any disclosure to the specific purpose at issue, including consulting with the other Party concerning which terms of this Agreement will be requested to be redacted in any public disclosure of this Agreement, and in any event seek reasonable confidential treatment for any public disclosure by any such agency.

6.2
Except as expressly permitted under and in accordance with Section 6.1, neither Party shall make or allow the publication of any press release or other public announcement with respect to this Agreement or any of the transactions contemplated hereby, without the prior written approval of the other Party. Eagle and Cephalon may each disclose to Third Parties the information contained in any such approved press release without the need for further approval by the other.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Each of Cephalon and Eagle hereby represents and warrants to the other, as of the Effective Date of this Agreement, that:

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(a)
Such Party is duly organized, validly existing and in good standing under the Law of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)	This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms;

(d)
The execution, delivery, and performance of this Agreement does not conflict with any agreement, instrument, or understanding, oral or written, to which such Party is bound nor violate any Law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it;

(e)	It has been advised by its counsel of its rights and obligations under this Agreement and enters into this Agreement freely, voluntarily, and without duress; and

(f)	It is not relying on any promises, inducements, or representations other than those provided herein.

7.2	Eagle’s Representations and Warranties. Eagle represents and warrants that Eagle is the true owner of the Eagle NDAs.

7.3	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW.

8.	GENERAL PROVISIONS

8.1
Waiver. None of the provisions of this Agreement will be considered waived by any Party unless such waiver is agreed to, in writing, by authorized agents of such Party. The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by Law will not be deemed a waiver of any rights of any Party.

8.2
Choice of Law and Remedies. This Agreement and any dispute arising out of or related to this Agreement shall be governed and interpreted in accordance with the Law of the State of Delaware without regard to conflicts of law principles. The United States District Court for the District of Delaware shall have exclusive jurisdiction in all matters arising under this Agreement, and the Parties hereto

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

expressly consent and submit to the personal and subject matter jurisdiction of the District Court. This Agreement does not limit or restrict the remedies available to any Party for the breach of another Party, and the Parties expressly reserve any and all remedies available to them, at law or in equity, for breach of this Agreement or otherwise. In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period under Section 5.2, (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach will not be effective, (c) the time period for cure under Section 5.2 as to any termination notice given prior to the initiation of the proceeding will be tolled, and (d) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the proceeding (and no effect will be given to previously issued termination notices), until the court has confirmed the existence of the facts claimed by a non-breaching Party to be the basis for the asserted material breach.

8.3
Costs. Each Party shall each bear its own costs and legal fees associated with the negotiation and preparation of, and performance under, this Agreement and any activities related to the implementation of this Agreement.

8.4
Entire Agreement. This Agreement and the Exclusive License Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and thereof and supersedes all previous agreements and understandings, oral or written, with respect to such matters.

8.5
Notice. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon a Party, if delivered by a reputable overnight express courier service (charges prepaid), or if sent by facsimile to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person as follows:

If to Cephalon:    Teva North America
425 Privet Road
Horsham, PA 19044

Attention: General Counsel

with a copy to:        Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405

Attention: David M. Hashmall

If to Eagle:        Eagle Pharmaceuticals, Inc.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

50 Tice Blvd, Suite 315
    Woodcliff Lake, NJ 07677
    Attention: Chief Executive Officer

With a copy to:     Cooley LLP
One Freedom Square
    Reston Town Center
    11951 Freedom Drive
    Reston, VA 201910-565
    Attn: Kenneth J. Krisko

Such notices will be deemed to have been given on the date delivered in the case of delivery by personal delivery or overnight courier or on the date actually received in the case of facsimile delivery.

8.6
Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, the Parties shall negotiate in good faith for a substitute provision to continue the intent and purpose of such invalid provisions, and the validity, legality, and enforceability of the remaining provisions shall not be in any way impaired thereby.

8.7	Amendments. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

8.8
Descriptive Headings. The captions and descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

8.9	Third-Party Benefit. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Third Party.

8.10
Assignment. Neither Party will assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) without the written consent of the other Party; provided, however, that either Party may assign this Agreement without such consent [ * ]. No assignment will be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment will relieve any assigning Party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 8.10 will be void.

8.11
Counterparts; Electronic Delivery. This Agreement may be executed in counter‑parts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Agreement may be

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

exchanged by facsimile or other electronic means without affecting the validity thereof.
SIGNATURES FOLLOW ON NEXT PAGE

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

CEPHALON, INC.	EAGLE PHARMACEUTICALS, INC.

By: /s/ Staci Julie	By: /s/ Scott Tarriff
Name: Staci Julie	Name: Scott Tarriff
Title: VP, Global IP	Title: CEO

By: /s/ Matthew P. Blischak
Name: Matthew P. Blischak
Title: Assoc. GC, Branded IP Litigation

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

EXHIBIT A
[ * ]